Exhibit 99.(h)(7)

Addendum to Amended and Restated Transfer Agency
and Service Agreement Dated
September 15, 2000
Between
ALPS Mutual Funds Services, Inc.
and
Financial Investors Trust

THIS ADDENDUM is made as of September 1, 2006, by and between ALPS Mutual Funds Services, Inc. (“ALPS”), and Financial Investors Trust (“Trust”).

WHEREAS, ALPS and the Trust have entered into an Amended and Restated Transfer Agency Agreement (the “Agreement”) dated September 15, 2000;

WHEREAS, effective September 1, 2006, ALPS Mutual Funds Services, Inc. changed its name to ALPS Fund Services, Inc.

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the change in the name of ALPS Mutual Funds Services, Inc., to ALPS Fund Services, Inc.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ALPS Fund Services, Inc.  All references to “ALPS Mutual Funds Services, Inc.” within the Agreement shall be deleted and replaced with references to “ALPS Fund Services, Inc.”

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.			Financial Investors Trust

By:	/s/	Jeremy O. May	By:	/s/	Erin E. Douglas
Name:		Jeremy O. May	Name:		Erin E. Douglas
Title: Managing Director			Title: Secretary